Exhibit 99.1

Hoku Corporation Provides Business Update

POCATELLO, ID -- (MARKET WIRE) – 05/22/2012 -- Hoku Corporation (NASDAQ: HOKU) (the "Company"), a solar energy products and services company, today provided an update on its business.

The Company confirmed that it had substantially reduced construction activities at the polysilicon production facility of Hoku Materials, its subsidiary, in December 2011, and by April 2012, all construction contractors had stopped work.  The facility is not yet in commercial operation.

The Company announced that as of March 31, 2012, its preliminary estimates of cash, other current assets and current liabilities was approximately $7.7 million, $6.7 million, and $278.8 million, respectively.  The current liabilities include approximately $74.4 million of accounts payable at Hoku Materials.  Due to the delinquency of unpaid construction obligations, liens have been filed against the Hoku Materials polysilicon plant, and some lienholders have begun foreclosure proceedings in the Idaho courts.

The Company announced that it received an additional loan from China Merchant’s Bank, New York Branch, which is secured by a cash collateralized letter of credit drawn by Hoku’s parent company, Tianwei New Energy Holdings Co., Ltd. (“Tianwei”).

“The proceeds of the loan are insufficient to pay down current liabilities, resume construction, or start commercial operations,” said Scott Paul, CEO of Hoku Corporation.  “The loan proceeds will be used to fund working capital requirements while we plan for a restructuring of our liabilities, and the liabilities of our subsidiary Hoku Materials, Inc.  We have retained Imperial Capital as our financial advisor to assist with this restructuring effort.”

In the meantime, Hoku Materials reported that it has terminated approximately 100 of its Pocatello plant employees.  This reduction in force is necessary to conserve cash while the Company pursues restructuring alternatives.

In addition, the Company reported that it has ceased business activities and terminated all staff at Tianwei Solar USA, Inc., the wholly owned subsidiary formed to market and sell Tianwei’s modules in North America, and that Hoku Solar would continue to seek opportunities to sell Tianwei’s modules in this market.

Commenting on Hoku Solar, the Company’s wholly owned subsidiary that markets and installs turnkey photovoltaic systems and provides related services, Paul said, “We do not intend to restructure Hoku Solar, as it is operated as a standalone business, which supports its operating cash requirements from sales revenue.  Hoku Solar is actively working on several of the largest utility-scale photovoltaic projects in the State of Hawaii, and fully intends to continue delivering its investment-grade PV™ solutions to its current customers, while continuing sales and marketing activities.”

About Hoku Corporation

Hoku Corporation (NASDAQ: HOKU) is a solar energy products and services company with two business units: Hoku Materials and Hoku Solar.  For more information, visit www.hokucorp.com.

Hoku, Hoku Solar, and the Hoku Corporation logo are trademarks of Hoku Corporation, and Hoku Materials is the trademark of Hoku Materials, Inc., all rights reserved. All other trademarks, trade names and service marks appearing in this press release are the property of their respective holders.

© Copyright 2012, Hoku Corporation, all rights reserved.

Forward-Looking Statements

This press release contains forward-looking statements that involve many risks and uncertainties. In some cases, you can identify forward-looking statements by terms such as "anticipate," "believe," "can," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "will," "would" and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, the Company's ability to restructure its liabilities and the liabilities of Hoku Materials, Hoku Solar’s ability to continue its business operations, and the risks, uncertainties and other factors disclosed in the Company's most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. In evaluating these statements, you should specifically consider the risks described in the Company's filings with the Securities and Exchange Commission, as applicable. Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Monica Salter, Bennet Group
Tel: 808-265-0073
Email: monica@bennetgroup.com

Investor Relations Inquiries:
Hoku Corporation
Tel: 808-682-7800
Email: ir@hokucorp.com